SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 11)*


                           Schultz Sav-O Stores, Inc.
                                (Name of Issuer)

                          Common Stock, $.05 par value
                         (Title of Class of Securities)

                                   808196 10 9
                                 (CUSIP Number)




   Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

   CUSIP No. 808196 10 9

     1   NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Schultz Sav-O Stores Retirement Savings Plan (f/k/a Schultz Sav-O Stores Salaried Employees' Profit Sharing Trust)

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [_]
                                                                    (b)  [_]
              Not Applicable

     3   SEC USE ONLY


     4   CITIZENSHIP OR PLACE OF ORGANIZATION

              United States

                     5  SOLE VOTING POWER
      NUMBER OF
                             0
        SHARES
                     6  SHARED VOTING POWER
     BENEFICIALLY
                             957,065*
       OWNED BY
                     7  SOLE DISPOSITIVE POWER
         EACH
                             0
      REPORTING

        PERSON
                    8   SHARED DISPOSITIVE POWER
         WITH
                             957,065*

    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              957,065*

    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                         [_]

              N/A

    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              20.6%

    12   TYPE OF REPORTING PERSON*

              EP


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
   ________________

   * On September 15, 1995 Schultz Sav-O Stores, Inc. effected a two-for-one stock split in the form of a 100% stock dividend and all share ownership data has been adjusted accordingly.

             This Amendment No. 11 to Schedule 13G with regard to Schultz Sav-O Stores, Inc. is being filed on behalf of the undersigned to amend
   Item 4 of the originally filed Schedule 13G. Except as expressly stated herein, there have been no material changes in the information set forth in the Schedule 13G.

   Item 4.   Ownership (as of December 31, 1995)

             (a)  Amount Beneficially Owned:

                  957,065*

             (b)  Percent of Class:

                  20.6%

             (c)  Number of shares as to which entity has:

                  (i)  sole power to vote or to direct the vote:  0 Shares

                  (ii) shared power to vote or to direct the vote:  957,065*
                       Shares

                  (iii) sole power to dispose or to direct the disposition of: 0 Shares

                  (iv) shared power to dispose or to direct the disposition
                       of:  957,065* Shares


   ________________

   * On September 15, 1995 Schultz Sav-O Stores, Inc. effected a two-for-one stock split in the form of a 100% stock dividend and all share ownership data has been adjusted accordingly.

                                    SIGNATURE

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

   January 30, 1996
   Date

   SCHULTZ SAV-O STORES
   RETIREMENT SAVINGS PLAN
   (f/k/a Schultz Sav-O Stores Salaried
   Employees' Profit Sharing Trust)

   By:  /S/ JOHN H. DAHLY
        John H. Dahly
        Co-Administrator